EXHIBIT 23.5
July 6, 2015
United States Securities and Exchange Commission
Dear Sirs:
Re:	Teck Resources Limited Consent of Geologist
I hereby consent to references to my name under the heading “Description of the Business — Mineral Reserves and Resources” and all other references to my name included or incorporated by reference in the registration statement on Form S-8 of Teck Resources Limited (the “Registration Statement”), filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended.
I also consent to the references to me under the heading “Interest of Named Experts and Counsel” in the Registration Statement.
Yours truly,

/s/ Don Mills
Name:	Don Mills
Title:	P. Geo.